EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
FY2010 REVENUES AND EARNINGS
FOURTH QUARTER NET INCOME RISES 15% FROM PRIOR-YEAR PERIOD
COMPANY DECLARES FIRST QUARTER CASH DIVIDEND OF $0.10 PER SHARE
DURANGO, Colorado (May 11, 2010)—Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the fourth quarter and fiscal year ended February 28, 2010.
For the twelve months ended February 28, 2010 (FY2010), total revenues declined less than 0.5 percent to approximately $28.4 million, compared with approximately $28.5 million in the fiscal year ended February 28, 2009 (FY2009). Same-store sales decreased 2.9 percent during FY2010, when compared with the previous fiscal year. The decline in same-store sales is believed to be due to the economic recession that significantly impacted retailing, in general, and regional shopping mall customer traffic, in particular, throughout the United States. Same-store pounds of products purchased by franchisees from the Company’s factory decreased approximately 4.2 percent in FY2010, when compared to FY2009, primarily due to a product mix shift from factory-made products to products made in the stores, such as caramel apples and fudge, along with the decline in same-store retail sales. The Company believes the greater percentage decline in same-store pounds purchased, relative to the decline in same-store sales, was primarily a result of the impact of the recession and difficult credit conditions faced by Rocky Mountain Chocolate Factory’s system of franchisee-owned stores.
Total sales at all franchised and Company-owned stores declined 2.0 percent to approximately $111.0 million in FY2010, versus approximately $112.3 million in system-wide sales during FY2009.
Net earnings declined 3.7 percent to $3,580,000 in FY2010, versus $3,719,000 in FY2009. Basic earnings per share declined 3.2 percent to $0.60 in the most recent fiscal year, compared with $0.62 in the previous fiscal year. Diluted earnings per share decreased 3.3 percent to $0.58 in FY2010, compared with $0.60 in FY2009.
The decrease in revenue, earnings per share, operating income, and net income in FY2010 compared to FY2009 was due primarily to decreased same store sales, a decrease in the average number of domestic franchise stores in operation and decreased same store pounds purchased by domestic franchise locations.
For the three months ended February 28, 2010, revenues increased 13.6 percent to approximately $8.8 million, compared with approximately $7.7 million in the fourth quarter of the previous fiscal year. Same-store sales at franchised retail locations increased 1.4 percent in the fourth quarter of FY2010, while same-store pounds of factory products purchased by franchisees increased approximately 0.3 percent, when compared with the fourth quarter of FY2009.
The Company reported net income of $1,200,000 in the fourth quarter of FY2010, which represented an increase of 15.4 percent when compared with net income of $1,040,000 in the fourth quarter of FY2009. Basic earnings per share rose 17.6 percent in the fourth quarter of FY2010 to $0.20 , while diluted earnings per share increased 11.8 percent in the fourth quarter of FY2010 to $0.19 , when compared with $0.17 and $0.17, respectively, during the fourth quarter of FY2009.

“We finished our 2010 fiscal year with a strong fourth quarter, as revenues and net income rose 13.6 percent and 15.4 percent, respectively, when compared with the prior-year fourth quarter,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “While the economic recession negatively impacted sales at our franchised stores for the year as a whole, same-store sales increased in the quarter ended February 28, 2010, for the first time since the quarter ended August 31, 2007. The trend in quarterly domestic same-store sales comparisons as the year progressed was also gratifying, with declines of 6.7 percent in the first quarter, 4.6 percent in the second quarter, and 3.2 percent in the third quarter followed by a 1.5 percent increase in the fourth quarter. While we cannot be certain that this reflects a sustainable turnaround in same-store sales, we are very encouraged by most of the Company’s financial metrics in the final quarter of fiscal 2010. Meanwhile, although net income declined 3.7 percent for the fiscal year, we still generated an after-tax return on beginning shareholders’ equity (ROE) of approximately 27.0 percent — well above the ROE of the typical U.S. corporation.”
“While openings of new Rocky Mountain Chocolate Factory stores by our franchisees declined to 10 in fiscal 2010, due primarily to the contraction in credit available to small business owners, our co-branding relationship with Cold Stone Creamery, Inc. (CSC) has evolved into a business opportunity with impressive potential. To date, 25 stores have either opened or been converted to the Rocky Mountain Chocolate Factory / Cold Stone Creamery co-branded concept, and we have identified several hundred CSC stores that we believe have the potential to be converted in coming years. The increase in cash flow generated by incremental sales at the co-branded stores appears to provide a return on investment sufficient to attract a growing number of CSC franchisees to the co-branding opportunity, and we expect the number of co-branded stores to increase significantly in the current fiscal year. At the end of fiscal 2010, our retail store network consisted of 313 franchised Rocky Mountain Stores, 11 company-owned stores, and 19 stores co-branded with CSC.”
“Despite the recessionary economic climate that has characterized the past two years, we have continued to generate strong cash flows and maintained a very healthy balance sheet,” continued Merryman. “During fiscal 2010, we generated approximately $5.5 million in net cash from operations. After paying out $2.4 million in cash dividends, we ended the fiscal year with approximately $3.7 million of cash in the bank, working capital of $8.9 million, no outstanding debt, and $14.7 million in shareholders’ equity.”
“Economic forecasts suggest that a considerable amount of uncertainty still exists within the business community, and for this reason we are not providing specific sales and earnings guidance for the current fiscal year at the present time,” stated Frank Crail, Chairman and Chief Executive Officer of the Company. “However, we are cautiously optimistic regarding the outlook for fiscal 2011, in light of the turnaround in same-store sales that we enjoyed during the quarter ended February 28, 2010, and we remain confident in our business model.”
The Company also announced that its Board of Directors has approved a first quarter cash dividend of $0.10 per share, to be paid June 11, 2010 to shareholders of record May 27, 2010.
The Company will host a conference call today, Tuesday, May 11, 2010 at 4:15 p.m. EDT to discuss FY2010 results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until May 18, 2010 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 440296.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding anticipated new store openings and new and/or converted co-branded stores, and increased year-round customer traffic at our co-branded stores. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s agreement with Cold Stone Creamery, Inc. to open co-branded stores, including but not limited to new store openings and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the twelve months ended	Stores open as of
	February 28, 2010	February 28, 2010
United States:
Franchise Stores	10	263
Company-owned Stores	4	11
Cold Stone Creamery	15	19
International Licensed Stores	5	50

Total	34	343

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2010	2009	2010	2009
Revenues
Factory sales	$6,175	$5,546	70.2%	71.6%
Royalty and marketing fees	1,454	1,435	16.5%	18.5%
Franchise fees	120	61	1.4%	0.8%
Retail sales	1,051	703	11.9%	9.1%
Total revenues	8,800	7,745	100.0%	100.0%

Costs and Expenses
Cost of sales	4,703	4,096	53.5%	52.9%
Franchise costs	350	465	4.0%	6.0%
Sales and marketing	470	405	5.3%	5.2%
General and administrative	647	704	7.4%	9.1%
Retail operating	590	395	6.7%	5.1%
Depreciation and amortization	170	177	1.9%	2.3%
Total costs and expenses	6,930	6,242	78.8%	80.6%

Income from Operations	1,870	1,503	21.2%	19.4%

Other Income (Expense)
Interest expense	—	(2)	—	—
Interest income	8	4	0.1%	0.1%
Other, net	8	2	0.1%	0.1%

Income Before Income Taxes	1,878	1,505	21.3%	19.5%

Provision for Income Taxes	678	465	7.7%	6.0%

Net Income	$1,200	$1,040	13.6%	13.5%

Basic Earnings per Common Share	$0.20	$0.17
Diluted Earnings per Common Share	$0.19	$0.17

Weighted Average Common Shares Outstanding	6,026,827	5,987,415

Dilutive Effect of Employee Stock Options	190,650	196,037

Weighted Average Common Shares Outstanding, Assuming Dilution	6,217,477	6,183,451

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28,		Year ended February 28,
	2010	2009	2010	2009
Revenues
Factory sales	$20,118	$20,572	70.8%	72.1%
Royalty and marketing fees	5,288	5,627	18.6%	19.7%
Franchise fees	205	459	0.7%	1.6%
Retail sales	2,826	1,881	9.9%	6.6%
Total revenues	28,437	28,539	100.0%	100.0%

Costs and Expenses
Cost of sales	14,911	15,077	52.4%	52.8%
Franchise costs	1,499	1,719	5.3%	6.0%
Sales and marketing	1,505	1,495	5.3%	5.2%
General and administrative	2,422	2,562	8.5%	9.0%
Retail operating	1,757	1,108	6.2%	3.9%
Depreciation and amortization	699	758	2.5%	2.7%
Total costs and expenses	22,793	22,719	80.2%	79.6%

Income from Operations	5,644	5,820	19.8%	20.4%

Other Income (Expense)			—	-0.1%
Interest expense	—	(16)	0.1%	0.1%
Interest income	27	21	0.1%	0.1%
Other, net	27	5
			19.9%	20.4%

Income Before Income Taxes	5,671	5,825

Provision for Income Taxes	2,091	2,106	7.3%	7.4%

Net Income	$3,580	$3,719	12.6%	13.0%

Basic Earnings per Common Share	$0.60	$0.62
Diluted Earnings per Common Share	$0.58	$0.60

Weighted Average Common Shares Outstanding	6,012,717	5,984,719

Dilutive Effect of Employee Stock Options	197,521	172,265

Weighted Average common Shares Outstanding, Assuming Dilution	6,210,238	6,157,056
SELECTED BALANCE SHEET DATA
(in thousands)

	February 28, 2010	February 28, 2009
Current Assets	$12,225	$10,142
Total assets	$18,920	$16,841
Current Liabilities	$3,294	$2,771
Stockholders’ Equity	$14,731	$13,242